Exhibit 10.1

SEPARATION AGREEMENT

     This Separation Agreement (the “Agreement”) is made the 13th day of July 2005 (the “Effective Date”) between ProLogis (“ProLogis”) and John W. Seiple, Jr. (“Executive”);

WITNESSETH THAT:

     WHEREAS, ProLogis has entered into that certain Merger Agreement dated as of June 5, 2005 with Palmtree Acquisition Corporation (“Merger Sub”) and Catellus Development Corporation (the “Merger Agreement”);

     WHEREAS, ProLogis and Executive have agreed that Executive’s employment with ProLogis will terminate as of midnight December 31, 2005 (the “Termination Date”) and will be announced at ProLogis’s discretion on or prior to January 1, 2006 and that, during the period beginning on the Effective Date and ending on the Termination Date (the “Continuing Service Period”), Executive will provide certain consulting services to ProLogis and will participate in certain integration activities relating to the transactions contemplated by the Merger Agreement (the “Merger”); and

     WHEREAS, ProLogis has determined that it is appropriate to provide certain separation benefits to Executive in connection with his termination and as consideration for Executive’s release of claims against ProLogis and its affiliates;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby agreed and covenanted by ProLogis and Executive as follows:

     1. Duties. Executive hereby agrees that, for the portion of the Continuing Service Period prior to the effective time of the Merger (the “Pre-Merger Service Period”), Executive shall have the same title with ProLogis as he had immediately prior to the Effective Date but he shall provide only those services expressly requested from time to time by the Chief Executive Officer of ProLogis (the “CEO”); provided, however, that during the Pre-Merger Service Period, Executive’s service commitment shall not exceed his service commitment immediately prior to the Effective Date and, during such period, he will not be assigned duties that are materially inconsistent with his duties for ProLogis immediately prior to the Effective Date (although the duties that he is requested to perform may be fewer than those he performed immediately prior to the Effective Date). As of the effective time of the Merger, Executive shall resign his officer title and responsibilities with ProLogis and, for the portion of the Continuing Service Period beginning at the effective time of the Merger, he shall remain an employee of ProLogis through midnight of December 31, 2005 but, during such period, he shall only be requested to provide advice relating to, and shall be available for consultation regarding, ProLogis’s North American development activities, market trends and integration activities relating to the Merger to the extent requested by the CEO. The resignation by Executive of his officer title and responsibilities shall not affect any benefits or entitlements due Executive under this Agreement. Notwithstanding the foregoing, the CEO may, at any time during the Continuing Service Period, request that Executive cease to perform any or all duties for ProLogis and/or that he provide any or all of his duties from a location other than on the premises of ProLogis or any of its affiliates;

provided, however, that the performance or non-performance of duties by Executive shall not affect ProLogis’s obligations under this Agreement, including but not limited to its obligation to make payments or provide benefits to Executive pursuant to this Agreement.

     2. Payments. In exchange for Executive’s performance of services under this Agreement and subject to the terms and conditions of this Agreement, he shall be entitled to the following payments and benefits:

(a)	For the Continuing Service Period, Executive shall continue to be paid his base salary as in effect immediately prior to the Effective Date and he shall continue to participate in ProLogis employee benefit plans and programs in which he participated immediately prior to the Effective Date subject to the terms and conditions thereof.

(b)	Executive shall be paid $350,000 (the “Target Bonus”) which shall be in full satisfaction of any annual target performance bonus to which he may otherwise be entitled under ProLogis’s annual performance bonus program. The Target Bonus shall be paid to Executive in January, 2006.

(c)	The 18,000 performance share awards granted to Executive under the ProLogis 1997 Long-Term Incentive Plan (the “LTIP”) in 2004 and described as Performance Shares Earned 12/31/05 in Exhibit B attached hereto and incorporated herein by this reference, shall be deemed earned and fully vested as of the Effective Date as though all performance targets applicable thereto had been met. The foregoing performance share awards will be settled in January, 2006.

(d)	To the extent not previously vested pursuant to the terms thereof, all equity-based awards granted to Executive under the LTIP, and all outstanding stock options, performance share awards and restricted shares (including any dividend equivalent units attributable thereto), that are granted or awarded under the respective agreements as of the Effective Date shall be deemed fully earned and vested as of the Effective Date. These awards include the Stock Options, Restricted Shares and Performance Share set forth in Exhibit B attached hereto and any similar awards previously granted or awarded to Executive prior to the Effective Date. With respect to all stock options, Executive shall have until December 31, 2006 to exercise such stock option awards. All restricted shares and performance shares will be settled in January, 2006.

(e)	As soon as practicable after December 31, 2005 but in no event later than January 31, 2006, Executive shall be paid a $2.5 million cash payment.

(f)	ProLogis agrees to allow Executive to direct the distribution of performance shares and restricted shares to a family trust or similar entity, to the extent permitted for similarly situated executives under the terms of the LTIP.

Notwithstanding any other provision of this Agreement, in no event shall Executive be entitled to receive any amounts, rights, or benefits under this Agreement unless and until he executes a release of claims in the form set forth in Exhibit A (the “Release”) and such Release becomes effective. The Release is hereby incorporated into this Agreement and forms a part of this Agreement.

     3. Confidential Information; Other Obligations of Executive.

(a)	Executive agrees that, during the Continuing Service Period and at all times thereafter:

(i)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to ProLogis and its affiliates, or except to the extent that Executive has express authorization from ProLogis, Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(ii)	To the extent that any court or agency seeks to have Executive disclose Confidential Information, he shall promptly inform ProLogis, and he shall take such reasonable steps to prevent disclosure of Confidential Information until ProLogis has been informed of such requested disclosure, and ProLogis has an opportunity to respond to such court or agency. To the extent that Executive obtains information on behalf of ProLogis or any of its affiliates that may be subject to attorney-client privilege as to ProLogis’s attorneys, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(iii)	Nothing in the foregoing provisions of this paragraph 3(a) shall be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than ProLogis or any of its affiliates, knowledge which was acquired by him during the course of his employment with ProLogis and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(iv)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning ProLogis and its affiliates which was acquired by or disclosed to Executive during the course of his employment with ProLogis.

(b)	Prior to each of the Effective Date and the Date of Termination , Executive shall ensure that he has submitted proper documentation evidencing all of the vacation and personal time taken by him during the 2005 calendar year prior to the Effective Date and/or Date of Termination, as applicable, and, prior to each of the Effective Date and the Date of Termination, he shall submit documentation for business expenses that are subject to reimbursement by ProLogis for all periods prior to the Effective Date and/or Date of Termination, as applicable.

(c)	Prior to the Date of Termination or upon the earlier request of ProLogis, Executive will promptly return to ProLogis any and all records, documents, physical property, information or other materials relating to the business of ProLogis and its affiliates obtained by him during the course of his employment with ProLogis; provided, however, that Executive shall be entitled to retain his cell phone telephone number and ProLogis hereby conveys any ownership rights that ProLogis may have to such number to Executive.

     4. Noncompetition. For the Restricted Period (as defined below), Executive will not, without ProLogis’s prior written consent, directly or indirectly, for Executive’s own account or for or on behalf of any other person or entity, whether alone or as principal, agent, officer, director, employee, partner, employer, consultant, investor, or otherwise:

(a)	engage or participate in, assist in the management of, provide advisory or other services to, own any stock or any other ownership interest in, or make any financial investment in any business or entity which is Competitive with ProLogis (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with ProLogis; or

(b)	solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee of ProLogis or its affiliates, or solicit or induce, or attempt to solicit or induce, any of ProLogis’s or its affiliates’ employees, consultants, clients, customers, vendors, suppliers or independent contractors to terminate their relationship with ProLogis and/or its affiliates; provided, however, that Executive shall not be considered to have violated this paragraph 4(b) if a subsequent employer of Executive engages in any activity prohibited by this paragraph without Executive’s participation. For purposes of the preceding sentence, Executive shall be considered to have “participated” in an action if he personally engages in the prohibited activity or if his employer engages in a prohibited activity and Executive has knowledge of it and personally engages in the prohibited activity, including by providing advice, guidance or a referral relating to the prohibited activity.

(c)	For purposes of this Agreement,

(i)	For purposes of paragraph 4(a), the term “Restricted Period” shall mean the period commencing on the Effective Date and ending on December 31, 2006.

(ii)	For purposes of paragraph 4(b), the term “Restricted Period” shall mean the period commencing on the Effective Date and ending on December 31, 2007.

(iii)	During the portion of the Restricted Period that occurs during the Continuing Service Period, a business or entity shall be considered

“Competitive with ProLogis” if it engages in any of the businesses in which ProLogis or any of its affiliates engages, including the business of owning, managing, developing, leasing or operating bulk distribution and warehouse properties or the design of business strategies for such purpose.

(iv)	During the portion of the Restricted Period following the Continuing Service Period, a business entity shall be considered “Competitive with ProLogis” if it is a public or private business that focuses primarily on the ownership, management, development, leasing or operation of bulk distribution or warehouse properties with a market capitalization or total assets of at least $1.5 billion.

(v)	Executive’s ownership of no more than 5% of any class of securities of any publicly traded company shall not be treated as breach of the provisions of paragraph 4(a).

     5. Equitable Remedies. Executive acknowledges that ProLogis would be irreparably injured by a violation of paragraph 3(a) or Section 4 and he agrees that ProLogis, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of either paragraph 3(a) or Section 4. If a bond is required to be posted in order for ProLogis to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

     6. Indemnity. Executive shall be entitled to indemnity from (a) all third party claims and (b) coverage under the directors and officers liability insurance coverage maintained by ProLogis (as in effect from time to time), each to the same extent as other current or former officers and directors of ProLogis; provided, however, that nothing in this Section 6 shall be construed to require ProLogis to continue to maintain any such directors and officers liability insurance coverage.

     7. Nonalienation. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s beneficiary. Nothing in this paragraph 7 shall limit the Executive’s rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have.

     8. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes; provided, however, that with respect to any stock distributions, in lieu of any withholding from such distributions, Executive shall have the option to pay ProLogis directly for amounts that would otherwise be withheld from such distributions to the extent that Executive had such right prior to the Effective Date.

     9. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     10. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.

     11. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     12. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     13. Successors. This Agreement shall be binding upon, and inure to the benefit of, ProLogis and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of ProLogis’s assets and business, and the successor shall be substituted for ProLogis under this Agreement.

     14. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as provided in this Section 14, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by ProLogis, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.

     15. Fees and Expenses. If either party hereto retains counsel for the purpose of enforcing any provision of this Agreement or defending against any allegations of any breach of this Agreement by the other party, then the prevailing party shall be entitled to be reimbursed by the other party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees and expenses. Any reimbursement pursuant to this Section 15 shall be made by the party responsible therefore promptly upon submission by the prevailing party to the non-prevailing party of appropriate documentation evidencing the costs and expenses to be reimbursed pursuant to this Section 15.

     16. Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including any Exhibit(s) hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof, including, but not limited to, the Executive Protection Agreement.

     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and ProLogis has caused these presents to be executed in its name and on its behalf, all as of the date and year first above written.

PROLOGIS

By:       /s/ Jeffrey H. Schwartz
Its:       Chief Executive Officer

/s/ John W. Seiple, Jr.
John W. Seiple, Jr.

EXHIBIT A

GENERAL RELEASE OF CLAIMS

     I, John W. Seiple, Jr. knowingly and voluntarily release and forever discharge ProLogis, Palmtree Acquisition Corporation, Catellus Development Corporation (collectively, “Company”) and each of their representatives, successors, assigns, subsidiaries, parents, affiliates, directors, officers, employees, agents, trustees, administrators and fiduciaries under any Company benefit plan, of and from any and all claims, known and unknown, which I, my family, heirs, executors, administrators, successors, and assigns have or may have as of the date I execute this Release, or otherwise in connection with my separation from Company, including, but not limited to, the terms of the Continuing Service Period established in the Separation Agreement between myself and ProLogis, the termination of my employment effective December 31, 2005 or such other date as may be mutually agreed, and any other terms related to my employment or the termination thereof in existence as of the date I execute this Agreement, or to which I agree in the future, such claims to include but not be limited to any alleged violation of:

(a)	the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) the Sarbanes-Oxley Act; (m) any state antidiscrimination law; (n) any state wage and hour law; (o) any other local, state or federal law, regulation or ordinance; (p) any public policy, contract, tort, or common law; or (q) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

     Furthermore, I, John W. Seiple, Jr. acknowledges the following:

I HEREBY AGREE THAT THIS RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ACKNOWLEDGES THAT:

(a)	THIS AGREEMENT IS WRITTEN IN A MANNER THAT I FULLY UNDERSTAND;

(b)	THIS RELEASE REFERS TO RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;

(c)	I AM NOT WAIVING ANY RIGHTS ARISING AFTER THE DATE OF THIS AGREEMENT;

(d)	I HAVE RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THIS RELEASE AND SEPARATION AGREEMENT OTHER THAN AMOUNTS I AM ALREADY ENTITLED TO RECEIVE; AND

(e)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

Time to Consider Agreement and Revocation Period

     I HAVE RECEIVED THIS RELEASE AND SEPARATION AGREEMENT ON                      [INSERT DATE], 2005 AND I UNDERSTAND THAT I WILL BE GIVEN TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT AND RELEASE TO CONSIDER WHETHER TO SIGN IT. I AGREE THAT CHANGES OR MODIFICATIONS TO THIS RELEASE AND SEPARATION AGREEMENT DO NOT RESTART OR OTHERWISE EXTEND THE ABOVE TWENTY-ONE (21) DAY PERIOD. I UNDERSTAND THAT I SHALL HAVE SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS AGREEMENT AND RELEASE TO REVOKE IT AND THE AGREEMENT AND RELEASE SHALL NOT TAKE EFFECT UNTIL THOSE SEVEN (7) DAYS HAVE ENDED.

     NOTE: IF YOU DECIDE TO REVOKE THE AGREEMENT AND RELEASE, YOU MUST DELIVER A SIGNED NOTICE OF REVOCATION ON OR BEFORE THE END OF THE SEVEN (7) DAY PERIOD TO: EDWARD NEKRITZ, ESQ., PROLOGIS, 14100 EAST 35TH PLACE, AURORA, CO 80011

     In witness whereof, I, John W. Seiple, Jr. do knowingly and voluntarily execute this Release as of the date set forth below.

John W. Seiple, Jr.
[Insert address]

Date:

     If you sign this agreement in less than 21 days, you confirm that you do so voluntarily and without any pressure or coercion of any nature from anyone at Company.

INITIALS

Exhibit B

Outstanding Stock Options, Performance Shares,
and Restricted Shares

Stock Options(1)

Grant Date	Number of Shares	Exercise Price	DEU’s Earned(3)

9/8/1997	9,425	$21.21875	4,288
10/15/1998	35,555	$21.09375	14,366
9/15/1999	40,675	$18.625	13,752
9/14/2000	41,814	$24.25	10,860
9/19/2001	45,360	$20.675	2,738
9/26/2002	35,500 (2)	$24.755	N/A
9/25/2003	75,000	$30.0	N/A
9/23/2004	90,000	$34.925	N/A

Performance Shares

Dated Earned	Number of Units	DEU’s Earned(3)

12/31/2003	16,500	694
12/31/2004	18,000	—
12/31/2005	18,000	—

Restricted Shares

Award Date	Number of Units	DEU’s Earned(3)

10/15/1998	40,000	17,129
12/31/2003	30,000	1,263

(1)	Grants of 94,256 shares (9/8/1997) and 49,837 shares (11/27/2002) have been previously exercised.

(2)	Original grant was 71,000 shares of which 35,500 have been previously exercised.

(3)	Does not include DEU’s to be earned for 2005.